        EXHIBIT (11) -- STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

        The earnings per share amounts in the statements of operations have been computed in accordance with a Staff Accounting Bulletin (SAB) of the Securities and Exchange Commission. Earnings per share are based on the weighted average number of common shares and common share equivalents outstanding. Common share equivalents include dilutive stock options using the treasury stock method (computed at the average market price during the periods indicated).

        The weighted average number of common shares and common stock equivalents used in the computation of earnings per share is as follows:

                                                                               Three months ended
                                                                                    March 31,
                                                                              --------------------
                                                                               1995          1994
                                                                              ------        ------
                                                                               In thousands except
                                                                                per share amounts
PRIMARY:
Weighted average of shares outstanding                                        26,394        24,795

Incremental  shares from use of treasury stock method for stock
options at the average market prices for the periods indicated                   894           675
                                                                             -------       -------

Totals                                                                        27,288        25,470
                                                                             =======       =======

Net Income                                                                   $ 9,148       $ 5,920
                                                                             -------       -------

Per share amount                                                             $  0.34       $  0.23
                                                                             =======       =======
FULLY DILUTED:
Weighted average of shares outstanding                                        26,394        24,795

Incremental shares from use of treasury stock method for stock
options at the market prices for the periods indicated                           894           675

Assumed conversion of 6% convertible debentures                                4,423
                                                                             -------       -------

Totals                                                                        31,711        25,470
                                                                             =======       =======

Net income                                                                   $ 9,148       $ 5,920

Add 6% convertible notes interest, net of reimbursement and
income tax effect                                                                679             0
                                                                             -------       -------

Totals                                                                       $ 9,827       $ 5,920
                                                                             =======       =======

Per share amount                                                             $  0.31       $  0.23
                                                                             =======       =======